Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 8, 2010, with respect to the audited financial statements of Service1st Bank of Nevada contained in the Post Effective Amendment No. 1 to the Western Liberty Bancorp Registration Statement (Form S-4 No. 333-164790) and Prospectus. We consent to the use of our name as it appears under the caption “Experts” in the Post Effective Amendment No. 1 to the Western Liberty Bancorp Registration Statement (Form S-4 No. 333-164790), and to our report dated February 8, 2010, with respect to the audited financial statements of Service1st Bank of Nevada.
/s/ GRANT THORNTON LLP
Albuquerque, New Mexico
June 30, 2010